EXHIBIT 99.1
NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(862) 261-8141

Charlie Mayr
(862) 261-8483
Watson First Quarter 2011 Net Revenue Increases to $877 Million
— First Quarter 2011 Non-GAAP EPS up 10% to $0.89 —
— Company Increases 2011 Earnings Forecast —
PARSIPPANY, NJ — April 27, 2011 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net revenue of $876.5 million for the first quarter ended March 31, 2011, compared to $856.5 million in the first quarter 2010. On a non-GAAP basis, net income for the first quarter 2011 was $111.9 million or $0.89 per share, an increase of 12 percent, compared to $100.3 million or $0.81 per share in the first quarter 2010. GAAP diluted earnings per share for the first quarter 2011 were $0.36, compared to $0.57 in the prior year period. Refer to the attached reconciliation tables for adjustments to GAAP earnings.
For the first quarter 2011, adjusted EBITDA increased nine percent to $215.9 million, compared to $198.9 million for the first quarter 2010. Cash and marketable securities were $514.8 million as of March 31, 2011.
“As demonstrated by the first quarter results announced today, Watson had a very solid start to 2011,” said Paul Bisaro, President and CEO. “In our Global Generics business, revenue grew 10 percent during the quarter reflecting strong organic growth, and we expanded our adjusted gross margin by 1.6 percentage points. Additionally, we received approval in the United States for two new generic products and initiated three new patent challenges, including a challenge on a generic version of OxyContin®. We won the appeal in our generic Seasonique® patent case and won the district court patent case for generic Mucinex®.”

“In our Global Brands business, net revenue increased six percent, and we had adjusted gross margins of 81.6 percent. Perhaps the most significant development for our Global Brands business came just after the close of the quarter, when the positive results of the PROCHIEVE® Phase III PREGNANT study for the prevention of pre-term birth in women with a short cervix were published in a peer-reviewed journal. The study results demonstrated a 45 percent reduction in preterm birth and improvement in infant outcome was noted. Yesterday, we announced the submission of a New Drug Application (NDA), and if accepted for expedited FDA review, look forward to potential action on the PROCHIEVE® NDA prior to the end of this year.”
“We continued to invest substantial resources in Global Generics and Global Brands research and development and concluded the quarter with our lowest debt to adjusted EBITDA ratio in over six years. We are well positioned for continued growth for the remainder of 2011 and we are actively pursuing opportunities to utilize our strong balance sheet to drive Watson’s expansion,” concluded Bisaro.
First Quarter 2011 Business Segment Results
Global Generics Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in millions)	2011	2010

Product sales	$585.0	$534.1
Other revenue	15.1	9.7

Net revenue	600.1	543.8
Operating expenses:
Cost of sales	289.1	287.5
Research and development	54.4	42.2
Selling and marketing	30.6	26.9

Segment contribution	$226.0	$187.2

Segment margin	37.7%	34.4%

Adjusted gross profit (1)	$307.0	$273.1
Adjusted gross margin	51.8%	50.2%

(1)	Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Settlement of contingent asset acquired as part of a business combination	$(7.4)	$—
Operational Excellence Initiative	3.4	5.0
Purchase accounting adjustments	—	11.8

Global Generics net revenue for the first quarter 2011 increased 10 percent to $600.1 million. Product sales increased 10 percent due to increased sales of extended-release products and the launch of new products including Zarah®. Other revenue increased primarily as a result of a settlement of a contingent asset acquired as part of a business combination. First quarter international net revenue was $108.7 million, down two percent from the first quarter 2010, as lower pricing in key markets offset the impact of higher unit sales.
Global Generics adjusted gross margin increased 1.6 percentage points to 51.8 percent in the first quarter 2011, compared to 50.2 percent in the first quarter 2010. Adjusted Global Generics gross margin was positively influenced by increased sales of higher margin extended-release products and increased margins on a number of our base business products.
Global Generics R&D investment for first quarter 2011 increased 29 percent to $54.4 million, primarily due to clinical study costs, global supply chain costs associated with the closure of our R&D facilities in California and Australia and increased investment in international R&D.
Global Brands Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in millions)	2011	2010

Product sales	$80.3	$72.4
Other revenue	16.6	18.9

Net revenue	96.9	91.3
Operating expenses:
Cost of sales	17.8	24.7
Research and development	19.9	17.3
Selling and marketing	36.5	32.5

Segment contribution	$22.7	$16.8

Segment margin	23.4%	18.4%

Adjusted gross profit (1)	$79.1	$66.6
Adjusted gross margin	81.6%	72.9%

(1)	Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles.

Global Brands net revenue increased six percent to $96.9 million in the first quarter 2011. Global Brands net revenue increased primarily due to increased sales of Rapaflo®, Androderm® and the addition of Crinone®.
Adjusted gross margin for the Global Brands segment increased 8.7 percentage points to 81.6 percent from 72.9 percent in the first quarter 2010, primarily as a result of product sales mix.
Global Brands R&D investment increased $2.6 million to $19.9 million in the first quarter 2011 and included increased R&D investment at Eden Biodesign.
Distribution Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in millions)	2011	2010

Net revenue	$179.5	$221.4
Operating expenses:
Cost of sales	148.7	192.5
Selling and marketing	18.4	18.2

Segment contribution	$12.4	$10.7

Segment margin	6.9%	4.8%

Adjusted gross profit (1)	$30.8	$28.9
Adjusted gross margin	17.2%	13.1%

(1)	Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.
Distribution segment net revenue for the first quarter 2011 decreased $41.9 million to $179.5 million, due to the lower number of third-party product launches in the quarter. Distribution revenue consists of sales of third-party products and excludes sales of Watson’s brand and generic products.
Distribution segment adjusted gross margin was 17.2 percent in the first quarter 2011, an increase of 4.1 percentage points from the prior year, as a result of a lower proportion of chain drug store sales in the quarter.

Other Operating Expenses
Consolidated general and administrative expenses were $79.3 million in the first quarter 2011, an increase of $4.9 million from the first quarter 2010 due primarily to an increase in international general and administrative expenses. Amortization expense for the first quarter 2011 was $57.1 million, including $0.5 million amortization on equity method investments recorded in other income (expense), compared to $39.0 million in first quarter 2010, reflecting higher amortization of intangible assets in our international business as a result of product launches and higher amortization rates.
2011 Financial Outlook
Watson’s estimates are based on actual results for the first quarter 2011 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.
— Watson estimates total net revenue for the full year ended December 31, 2011 at approximately $4.2 billion.
     — Total Global Generic segment revenue between $2.9 and $3.1 billion
     — Total Global Brand segment revenue of approximately $445 and $465 million
     — Total Distribution segment revenue between $770 and $800 million
     — Adjusted EBITDA between $950 million and $1.0 billion
     — Non-GAAP earnings per share between $3.95 and $4.20.
Webcast and Conference Call Details
Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss first quarter 2011 results, the outlook for the remainder of the year and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 56748589. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Daylight Time, May 11, 2011. To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc., is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.
Forward-Looking Statement
Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; timely and successful consummation of strategic transactions; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions including the acquisition of the Arrow Group; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; fluctuations in foreign currency exchange rates; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the period ended December 31, 2010. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
All trademarks are the property of their respective owners.

The following table presents Watson’s results of operations for the three months ended March 31, 2011 and 2010:
WATSON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Net revenues	$876.5	$856.5

Operating expenses:
Cost of sales (excludes amortization, presented below)	455.6	504.7
Research and development	74.3	59.5
Selling, general and administrative	164.8	152.0
Amortization	56.6	39.0
Loss on asset sales and impairments	14.4	1.0

Total operating expenses	765.7	756.2

Operating income	110.8	100.3

Non-operating income (expense):
Interest income	0.8	0.4
Interest expense	(21.8)	(20.3)
Other income (expense)	(3.7)	26.1

Total other income (expense), net	(24.7)	6.2

Income before income taxes and noncontrolling interest	86.1	106.5
Provision for income taxes	41.3	36.7

Net income	44.8	69.8
Loss attributable to noncontrolling interest	0.5	—

Net income attributable to common shareholders	$45.3	$69.8

Earnings per share:
Basic	$0.37	$0.57

Diluted	$0.36	$0.57

Weighted average shares outstanding:
Basic	123.7	121.7

Diluted	125.7	123.4

The following table presents Watson’s Condensed Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010.
WATSON PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	March 31,	December 31,
	2011	2010

Assets
Cash and cash equivalents	$504.5	$282.8
Marketable securities	10.3	11.1
Accounts receivable, net	532.7	560.9
Inventories, net	592.3	631.0
Other current assets	297.0	313.6
Property and equipment, net	626.7	642.3
Investments and other assets	225.0	225.5
Product rights and other intangibles, net	1,612.5	1,632.0
Goodwill	1,528.1	1,528.1

Total assets	$5,929.1	$5,827.3

Liabilities & Equity
Current liabilities	$856.3	$820.7
Long-term debt	1,020.3	1,016.1
Other Liabilities	682.1	707.9
Total equity	3,370.4	3,282.6

Total liabilities and equity	$5,929.1	$5,827.3

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010.
WATSON PHARMACEUTICALS, INC.
Condensed Consolidated Statement of Cash Flows
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2011	2010
Cash Flows From Operating Activities
Net income	$44.8	$69.8

Reconciliation to net cash provided by operating activities:
Depreciation	23.0	24.7
Amortization	56.6	39.0
Deferred income tax benefit	(3.2)	(14.8)
Provision for inventory reserve	12.5	11.9
Share based compensation	8.4	4.9
(Earnings) losses on equity method investments	4.5	(2.5)
Gain on sale of securities	(0.8)	(23.4)
Loss on asset sales and impairments	14.4	1.0
Excess tax benefits from stock-based compensation	(6.7)	—
Accretion of preferred stock and contingent payment consideration	13.6	6.6
Other, net	1.0	(1.5)
Changes in assets and liabilities:
Accounts receivable, net	31.1	(32.3)
Inventories	33.0	(44.1)
Prepaid expenses and other current assets	13.2	4.8
Accounts payable and accrued expenses	(42.1)	11.7
Deferred revenue	(1.3)	4.8
Income and other taxes payable	40.9	46.5
Other assets and liabilities	(10.9)	5.2

Total adjustments	187.2	42.5

Net cash provided by operating activities	232.0	112.3

Cash Flows From Investing Activities
Additions to property and equipment	(19.3)	(7.3)
Acquisition of product rights	(1.0)	(0.6)
Acquisition of business, net of cash acquired	—	(16.8)
Proceeds from sale of cost/equity investments	0.8	94.1
Other	—	(1.0)

Net cash (used in) provided by investing activities	(19.5)	68.4

Cash Flows From Financing Activities
Principal payments on debt and other long-term liabilities	—	(3.4)
Principal payments on term loan, revolving loan and other debt	—	(220.0)
Repurchase of common stock	(10.3)	(4.4)
Acquisition of noncontrolling interests	(5.5)	—
Excess tax benefits from stock-based compensation	6.7	—
Proceeds from stock plans	20.3	14.9

Net cash provided by (used in) financing activities	11.2	(212.9)

Effect of currency exchange rate changes on cash and cash equivalents	(2.0)	—

Net increase (decrease) in cash and cash equivalents	221.7	(32.2)
Cash and cash equivalents at beginning of period	282.8	201.4

Cash and cash equivalents at end of period	$504.5	$169.2

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income for the three months ended March 31, 2011 and 2010:
Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

GAAP to Non-GAAP net income calculation

Reported GAAP net income	$45.3	$69.8
Adjusted for:
Amortization (1)	57.1	39.0
Global supply chain initiative(2)	8.6	5.2
Acquisition and licensing charges (3)	4.6	19.4
Interest accretion on contingent obligations (4)	9.0	6.6
Non-cash impairment charges (5)	14.4	1.0
Other (gains) losses (6)	(5.7)	(23.4)
Legal settlements (7)	—	3.0
Income taxes on items above	(21.4)	(20.3)

Non-GAAP net income	$111.9	$100.3

Diluted earnings per share

Diluted earnings per share — GAAP	$0.36	$0.57

Diluted earnings per share — Non-GAAP	$0.89	$0.81

Basic weighted average common shares outstanding	123.7	121.7
Effect of dilutive securities:
Dilutive share-based compensation arrangements	2.0	1.7

Diluted weighted average common shares outstanding	125.7	123.4

Notes:

1.	Amortization of acquired intangible assets, such as product rights, core technology and customer relationships, and amoritization related to equity method investments recorded in other income (expense).

2.	The global supply chain initiative relates to closing or restructuring operations to gain efficiencies and operational excellence. The types of expenses include employee separation costs, product transfer expenses and accelerated depreciation.

3.	Acquisition and licensing include upfront payments for products under development and fair market adjustments related to contingent obligations.

4.	Interest accretion represents a non-cash fair value adjustment related to the Company’s preferred stock and an adjustment to the fair value of contingent liabilities associated with the acquisition of the Arrow Group and the acquisition of the progesterone business from Columbia Labs. These adjustments are based upon the passage of time and are classified as interest expense.

5.	Non-cash impairment charges recorded to write-down tangible or intangible assets to fair value.

6.	Other (gains) losses are excluded from Non-GAAP results.

7.	Legal settlements include amount associated with significant matters not related to current operations.

The following table presents a reconciliation of reported net income to adjusted EBITDA for the three months ended March 31, 2011 and 2010:
Table 5
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2011	2010

GAAP net income	$45.3	$69.8
Plus:
Interest expense	21.8	20.3
Interest income	(0.8)	(0.4)
Provision for income taxes	41.3	36.7
Depreciation (includes accelerated depreciation)	23.0	24.7
Amortization(1)	57.1	39.0

EBITDA	187.7	190.1

Adjusted for:
Global supply chain initiative (2)	6.5	3.8
Acquisition and licensing charges (3)	4.6	19.4
Non-cash impairment charges (4)	14.4	1.0
Other (gains) losses (5)	(5.7)	(23.4)
Legal settlements (6)	—	3.0
Share-based compensation (7)	8.4	5.0

Adjusted EBITDA	$215.9	$198.9

Notes:

1.	Amortization of acquired intangible assets, such as product rights, core technology and customer relationships, and amortization related to equity method investments recorded in other income (expense).

2.	The global supply chain initiative relates to closing or restructuring operations to gain efficiencies and operational excellence. The types of expenses include employee separation costs, product transfer expense and accelerated depreciation.

3.	Acquisition and licensing include upfront payments for products under development and fair market adjustments related to contingent obligations.

4.	Non-cash impairment charges recorded to write-down tangible or intangible assets to fair value.

5.	Other (gains) losses are excluded from Non-GAAP results.

6.	Legal settlements include amount associated with significant matters not related to current operations.

7.	Share-based compensation relates to a non-cash accounting expense resulting from the issuance of restricted stock or stock options to employees and directors.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to non-GAAP net income and non-GAAP earnings per diluted share:
Table 6
WATSON PHARMACEUTICALS, INC.
Reconciliation Table — Forecasted Non-GAAP Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months
	Ending December 31, 2011
	Low	High

GAAP to non-GAAP net income calculation

GAAP net income	$227	$258
Adjusted for:
Amortization	276	276
Global supply chain initiative	15	15
Acquisition and licensing charges	34	34
Interest accretion on contingent obligations	38	38
Non-cash impairment charges	14	14
Other (gains) losses	(6)	(6)
Income taxes	(99)	(99)

Non-GAAP net income	$499	$530

Diluted earnings per share

Diluted earnings per share — GAAP	$1.80	$2.04

Diluted earnings per share — Non-GAAP	$3.95	$4.20

Diluted weighted average common shares outstanding	126.3	126.3

     The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

     The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to adjusted EBITDA:
Table 7
WATSON PHARMACEUTICALS, INC.
Reconciliation Table — Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months
	Ending December 31, 2011
	Low	High

GAAP net income	$227	$258
Plus:
Interest expense	88	88
Interest income	(1)	(1)
Provision for income taxes	175	194
Depreciation (includes accelerated depreciation)	102	102
Amortization	276	276

EBITDA	867	917

Adjusted for:
Global Supply Chain initiative	12	12
Acquisition and licensing charges	34	34
Non- cash impairment charges	14	14
Other gains and losses	(6)	(6)
Share-based compensation	29	29

Adjusted EBITDA	$950	$1,000

     The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.